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Exhibit 99.(a)(24)

IF YOU WERE A SHAREHOLDER OF FOSTER WHEELER AG ("FOSTER WHEELER" OR THE "COMPANY") ON ANY DAY BETWEEN FEBRUARY 13, 2014 AND THE DATE OF THE CLOSING OF THE OFFER FOR SHARES (THE "OFFER") OF FOSTER WHEELER BY AMEC plc ("AMEC") (THE "ACQUISITION"), YOUR RIGHTS MAY BE AFFECTED BY THE SETTLEMENT OF A CLASS ACTION.

PLEASE READ THIS NOTICE CAREFULLY. THIS NOTICE CONTAINS IMPORTANT INFORMATION REGARDING YOUR RIGHTS. IF THE COURT APPROVES THE PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS, REASONABLENESS OR ADEQUACY OF THE PROPOSED SETTLEMENT, AND FROM PURSUING THE SETTLED CLAIMS.

BY COURT ORDER, NOMINEES WHO HELD FOSTER WHEELER SHARES OR WHO PURCHASED FOSTER WHEELER SHARES DURING THE CLASS PERIOD BENEFICIALLY OWNED BY ANOTHER PERSON OR ENTITY SHALL, WITHIN TEN (10) CALENDAR DAYS AFTER RECEIPT OF THIS NOTICE, MAIL THIS NOTICE (1) TO SUCH PERSONS OR ENTITIES OR (2) PROVIDE A LIST OF THE NAMES AND ADDRESSES OF SUCH PERSONS OR ENTITIES TO THE NOTICE ADMINISTRATOR.

        The District Court of Harris County, Texas, 11th Judicial District, authorized this Notice. This is not a solicitation from a lawyer.

  •
  The settlement resolves a lawsuit over whether Defendants breached their fiduciary duties to the shareholders of Foster Wheeler in connection with the acquisition of Foster Wheeler by AMEC. Foster Wheeler, AMEC, Steven J. Demetriou, Clayton C. Daley, Jr., Umberto della Sala, Edward G. Galante, John M. Malcolm, J. Kent Masters, Stephanie S. Newby, Henri Philippe Reichstul, and Maureen B. Tart-Bezer are the Defendants.

  •
  As a result of the efforts of Plaintiffs, Foster Wheeler made additional disclosures regarding the Acquisition, filed with the U.S. Securities and Exchange Commission ("SEC") on October 2, 2014 (the "Additional Disclosure"). Defendants agree that the pendency of the Action and the efforts of Plaintiffs' Counsel were the sole cause of the dissemination of the Additional Disclosure. Plaintiffs believe the Additional Disclosure will enhance the information available to Foster Wheeler shareholders in making the determination whether to tender their shares. This settlement provides for payment of Plaintiffs' Counsel's attorneys' fees and expenses as a result of these efforts, subject to the final approval of the Court.

 YOUR LEGAL RIGHTS AND OPTIONS IN THIS SETTLEMENT

ACTIONS YOU MAY PURSUE	EFFECT OF TAKING THIS ACTION

DO NOTHING	You will remain a member of the Class and be bound by the Judgment of the Court.
OPT-OUT OF THE CLASS BY SUBMITTING A WRITTEN REQUEST SO THAT IT IS POSTMARKED NO LATER THAN NOVEMBER 6, 2014 OR HAND-DELIVERED NO LATER THAN NOVEMBER 6, 2014
You may opt-out of the Class. If you opt-out of the Class, you will not be bound by any judgment or order in the litigation, and you will not receive any money as a result of the litigation or the settlement.
OBJECT TO THE SETTLEMENT BY SUBMITTING A WRITTEN OBJECTION SO THAT IT IS POSTMARKED NO LATER THAN NOVEMBER 6, 2014 OR HAND-DELIVERED NO LATER THAN NOVEMBER 6, 2014	Write to the Court and explain why you do not like the proposed settlement and/or the award of attorneys' fees and expenses. You cannot object to the settlement unless you are a Class member.

GO TO THE HEARING ON NOVEMBER 20, 2014, AT 1:30 P.M., AND FILE A NOTICE OF INTENTION TO APPEAR AND OTHER DATA SO THAT IT IS POSTMARKED NO LATER THAN NOVEMBER 6, 2014 OR HAND-DELIVERED NO LATER THAN NOVEMBER 6, 2014	Ask to speak in Court about the fairness of the settlement and/or Plaintiffs' Counsel's attorneys' fees and expenses.
  •
  These rights and options—and the deadlines to exercise them—are explained in this Notice.

  •
  The Court in charge of this case must decide whether to approve the settlement.

THIS NOTICE SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY CLAIMS OR DEFENSES BY ANY OF THE PARTIES. IT IS BASED ON STATEMENTS OF THE PARTIES AND IS SENT FOR THE SOLE PURPOSE OF INFORMING YOU OF THE EXISTENCE OF THIS ACTION AND OF A HEARING ON A PROPOSED SETTLEMENT SO THAT YOU MAY MAKE APPROPRIATE DECISIONS AS TO STEPS YOU MAY WISH TO TAKE IN RELATION TO THIS LITIGATION.

 BASIC INFORMATION

  1.
  Why Did I Get This Notice?

        You or someone in your family may have held shares of Foster Wheeler on any day during the period from February 13, 2014, through and including the effective date of the consummation of the Acquisition.

        The Court ordered this Notice because you have a right to know about a proposed settlement of a class action lawsuit before the Court decides whether to approve the settlement.

        This Notice explains the lawsuit, the settlement, and your legal rights.

        The Court in charge of the case is the District Court of Harris County, Texas, 11th Judicial District, and the case is known as William W. Wood v. Foster Wheeler AG, et al., Cause No. 2014-11323 (the "Action").

  2.
  What Is This Lawsuit About?

        This case was brought as a class action. Plaintiffs allege that the Defendants breached their fiduciary duties to Foster Wheeler shareholders in connection with the acquisition of Foster Wheeler by AMEC. Plaintiffs sought to stop the Defendants from proceeding with the Acquisition. Plaintiffs also alleged that the public statements and descriptions of the Acquisition omitted information necessary for Foster Wheeler shareholders to make an informed choice about whether to tender their shares to AMEC.

        The Defendants contend that Plaintiffs' allegations are meritless. They contend that they fully complied with all applicable fiduciary duties and that their public statements and descriptions of the Acquisition included all information that a reasonable investor would consider important in deciding whether to tender its shares in the Offer.

  3.
  Why Is This a Class Action?

        In a class action, one or more people or entities (in this case, William W. Wood and Jalli Harinder) seek to sue as class representatives on behalf of people and entities who are similarly situated. These similarly situated people and entities are called a class or class members, if the Court determines that the lawsuit should proceed as a class action. One court resolves the issues for all class members.

  4.
  Why Is There a Settlement?

        The Court did not decide in favor of Plaintiffs or Defendants. Instead, both sides agreed to a settlement, thereby avoiding the costs and risks of a trial. During the course of the litigation, Plaintiffs' Counsel conducted discovery to determine and confirm whether the material terms of the Acquisition were fair. This discovery consisted of the review and analysis of hundreds of pages of non-public documents and multiple informal written and oral inquiries and responses relating to the Acquisition. Plaintiffs' Counsel believe the additional disclosures that Defendants agreed to provide to shareholders are sufficient to allow Foster Wheeler shareholders to make an informed decision about whether to tender their shares to AMEC.

        In evaluating the settlement, Plaintiffs and their counsel have considered: (i) the substantial benefits to the members of the proposed Class from the settlement; (ii) the facts developed during discovery; (iii) the attendant risks of continued litigation and the uncertainty of the outcome of the Action; (iv) the probability of success on the merits of the allegations contained in the Action, including the uncertainty relating to the proof of those allegations; and (v) the desirability of permitting the settlement to be consummated as provided by the terms of the Stipulation of Settlement ("Stipulation"). Plaintiffs' Counsel have determined that the settlement and the terms of the Acquisition, and the transactions contemplated thereby, are fair, reasonable, and adequate and in the best interests of Plaintiffs and the proposed Class.

        Defendants have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts alleged in the Action, and expressly maintain that they diligently and scrupulously complied with their fiduciary and other legal duties. Defendants entered into the Stipulation because the proposed settlement would eliminate the burden and expense of further litigation and would avoid any risk that Plaintiffs and Plaintiffs' Counsel could present a record sufficient to obtain some form of recovery against Defendants.

  5.
  How Do I Know if I Am Part of the Settlement?

        The Class includes any person or entity who was a record holder or beneficial owner of Foster Wheeler shares at any time between February 13, 2014, through and including the date of the closing of the Offer (regardless of the date of purchase or sale of Foster Wheeler shares), and any and all of their respective successors, successors-in-interest, predecessors, predecessors-in-interest, agents, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, but excluding the Defendants, members of their immediate families, any entity in which a Defendant has a controlling interest, and executive officers of the Company.

THE SETTLEMENT BENEFITS

  6.
  What Does the Settlement Provide?

        The settlement is based on the fact that the Defendants made available to Foster Wheeler shareholders additional information related to the Acquisition in a filing with the U.S. Securities and Exchange Commission ("SEC"), which information had been suggested by Plaintiffs' Counsel. The expanded disclosures relate to the following issues:

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  The Selected Companies Analysis undertaken by Goldman Sachs & Co. ("Goldman Sachs"), one of Foster Wheeler's financial advisors, in analyzing revenue growth and EBITDA Margin of the Company based on the Forecasts and IBES, in relation to the selected companies;

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  The 2013 – 2015 revenue growth and EBITDA margins estimates derived in Goldman Sachs' Selected Companies Analysis;

  •
  The Foster Wheeler, AMEC and combined company Illustrative Discounted Cash Flow Analyses undertaken by Goldman Sachs, which derived a range of illustrative weighted average cost of capital of the Company, AMEC and the combined company based on the application of the Capital Asset Pricing Model;

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  The Illustrative Discounted Cash Flow Analyses undertaken by Goldman Sachs, respectively, for Foster Wheeler, AMEC, and the combined companies on a pro forma basis, including the calculation of the terminal value and the revenue, adjusted EBITA and unlevered free-cash flow metrics used therein;

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  A summary from Goldman Sachs of the implied exchange ratios based on the Standalone Multiples for Foster Wheeler and AMEC (based on 2014 and 2015 Forecasts);

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  That Goldman Sachs reviewed and compared for informational purposes the pre-announcement price targets of 14 brokers covering Foster Wheeler;

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  The Foster Wheeler Discounted Cash Flow Analysis conducted by J.P. Morgan Securities LLC ("J.P. Morgan"), Foster Wheeler's other financial advisor, including the calculation of the terminal value using, and the revenue, EBITDA and unlevered free-cash flow metrics used therein; and

  •
  Company management's 2014-2022 projections of Revenue, Adjusted EBITDA, Cashflow conversion rate, and Unlevered free cash flow, which projections were relied upon by both J.P. Morgan and Goldman Sachs in their financial analyses of the fairness of the Acquisition price.

        Defendants acknowledge that the pendency and prosecution of the Action and the efforts of Plaintiffs' Counsel were a substantial cause for their decision to provide the additional disclosures.

  7.
  What Does It Mean to Be Part of the Class?

        Being part of the Class means you cannot sue or be part of any other lawsuit, if one is filed, against the Defendants or other Released Parties1 about the legal issues in those cases. It also means that all of the Court's orders will apply to you and legally bind you.

        In addition, you are releasing, to the fullest extent permitted by law, all known and unknown claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys' fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature and description whatsoever, whether or not concealed or hidden, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, against the Released Parties (defined in note 1, above), and including "Unknown Claims" (defined below), that have been or could have been asserted by Plaintiffs or any member of the Class in their capacity as shareholders, including class, individual, derivative, representative, legal, equitable or claims of any other type, whether based on state, local, foreign, federal, statutory, regulatory, common or other law or rule (including, but not limited to, any claims under federal securities laws or state disclosure law or any claims that could be asserted derivatively on behalf of Foster Wheeler), based upon, arising from, or related to (i) the Acquisition, (ii) any deliberations or negotiations in connection with the Acquisition, including the process of deliberation or negotiation by each of AMEC and/or Foster Wheeler, and any of their respective officers, directors or advisors, (iii) the consideration received by Class members in connection with the Acquisition, (iv) the Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Securities Exchange Act filed with the SEC on October 7, 2014, or any other disclosures, SEC filings, public filings, periodic reports, press releases, proxy statements or other statements issued, made available or filed relating, directly or indirectly, to the Acquisition, including, without limitation, claims under any and all federal securities laws (including those within the exclusive jurisdiction of the federal courts), (v) investments in (including, but not limited to, purchases, sales, exercises of rights with respect to and decisions to hold) securities issued by AMEC or Foster Wheeler or their respective affiliates which related directly or indirectly to the Acquisition, (vi) the fiduciary obligations of the Released Parties in connection with the Acquisition, (vii) the fees, expenses, or costs incurred in prosecuting, defending, or settling the Action, (viii) any of the allegations in any complaint or amendment(s) thereto filed in the Action, or (ix) any deliberations, negotiations, representations, omissions or other conduct leading to the execution of the Stipulation (collectively, the "Settled Claims"); provided, however, that the Settled Claims shall not include (y) the right to enforce the Stipulation or the Settlement or (z) claims for appropriate compensation, in connection with any squeeze-out merger (Abfindungsfusion) or other method under Swiss law enabling AMEC to acquire all remaining Foster Wheeler shares following completion of the

1    "Released Parties" for the purposes of this settlement means, whether or not each or all of the following persons or entities was named, served with process or appeared in the Action, (i) Foster Wheeler, AMEC, Steven J. Demetriou, Clayton C. Daley, Jr., Umberto della Sala, Edward G. Galante, John M. Malcolm, J. Kent Masters, Stephanie S. Newby, Henri Philippe Reichstul, and Maureen B. Tart-Bezer (the "Individual Defendants"), (ii) any person or entity which is, was, or will be related to or affiliated with any or all of them or in which any or all of them has, had, or will have a controlling interest, and (iii) the respective past, present or future family members, spouses, heirs, trusts, trustees, executors, estates, administrators, beneficiaries, distributees, foundations, agents, employees, fiduciaries, partners, partnerships, joint ventures, member firms, limited liability companies, corporations, parents, subsidiaries, divisions, affiliates, associated entities, stockholders, principals, officers, directors, managing directors, members, managers, predecessors, predecessors-in-interest, successors, successors-in-interest, assigns, advisors, consultants, bankers, entities providing any fairness opinion, underwriters, brokers, dealers, lenders, attorneys, representatives, accountants, insurers, co-insurers, reinsurers, and associates, of each and all of the foregoing.

Offer, by Foster Wheeler shareholders who properly perfect or have properly perfected such claims and do not otherwise waive such claims.

        "Unknown Claims" means any claim that Plaintiffs or any member of the Class does not know or suspect exists in his, her, or its favor at the time of the release of the Settled Claims as against the Released Parties, including, without limitation, those which, if known, might have affected the decision to enter into the Settlement. With respect to any of the Settled Claims, the Parties stipulate and agree that upon Final Approval of the Settlement, Plaintiffs shall expressly and each member of the Class shall be deemed to have, and by operation of the final order and judgment by the Court shall have, expressly waived, relinquished, and released any and all provisions, rights, and benefits conferred by or under Cal. Civ. Code §1542 or any law of the United States or any state of the United States or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Cal. Civ. Code §1542, which provides:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

THE LAWYERS REPRESENTING YOU

  8.
  Do I Have a Lawyer in This Case?

        The law firms of Robbins Geller Rudman & Dowd LLP and Edison, McDowell & Hetherington LLP, as Plaintiffs' Counsel, represent you and other Class members. You will not be charged for these lawyers. If you want to be represented by your own lawyer, you may hire one at your own expense.

  9.
  How Will the Lawyers Be Paid?

        Defendants have agreed that if the other conditions of the settlement are satisfied, Foster Wheeler or its successor shall pay Plaintiffs' Counsel for their fees and expenses ordinary shares of AMEC with a fair market value of not less than $650,000 (but not more than $650,000 plus the value of a single AMEC share), to be measured by the aggregate purchase price of such AMEC stock at the time of purchase. The conditions include approval by the Court of the settlement and the award and amount of attorneys' fees and expenses. The parties negotiated this fee amount after Defendants had agreed to provide the additional disclosures and after agreement had been reached on all substantive terms of the settlement. The fees and expenses awarded do not reduce the consideration to be paid to Foster Wheeler shareholders in the Acquisition in any way.

 EXCLUDING YOURSELF FROM THE LAWSUIT AND THE SETTLEMENT

  10.    Can I Exclude Myself from the Class?

        Yes. If you do not want to be part of the litigation and the settlement, then you must take steps to exclude yourself from (also called "opting out" of) the Class. If you exclude yourself from the Class, you will not be bound by any of the Court's orders in the litigation and you will retain the right to assert on your own any of the claims that the Class are releasing in the settlement against Defendants.

  11.    How Do I Exclude Myself from the Class?

        If you wish to exclude yourself from the Class, you must make a request in writing. To be valid, such a request must be signed and must set forth the name, address and telephone number of the person or entity requesting exclusion, must state that that person or entity requests exclusion from the Class, and must state the number of Foster Wheeler shares owned by that person or entity at any time between February 13, 2014, through and including the effective date of the consummation of the Acquisition.

        Requests for exclusion must be postmarked no later than November 6, 2014, or hand-delivered no later than November 6, 2014, to the following places:

  Counsel for Plaintiffs

  David T. Wissbroecker
  ROBBINS GELLER RUDMAN
        & DOWD LLP
  655 West Broadway, Suite 1900
  San Diego, CA 92101

  Counsel for Defendants Foster Wheeler AG and the Individual Defendants

  Michael Lacovara
  FRESHFIELDS BRUCKHAUS
        DERINGER US LLP
  601 Lexington Avenue, 31st Floor
  New York, NY 10022

  Counsel for Defendant AMEC plc

  Paul Hessler
  LINKLATERS LLP
  1345 Avenue of the Americas
  New York, NY 10105

OBJECTING TO THE SETTLEMENT

        If you do not agree with the settlement or the request for attorneys' fees and expenses, you can tell the Court.

  12.    If I Do Not Like the Settlement, How Do I Tell the Court?

        If you are a Class member, you can object to the settlement if you do not like any part of it. You can give reasons why you think the Court should not approve the settlement and/or Plaintiffs' Counsel's request for attorneys' fees and expenses. The Court will consider your views if you file a proper objection before the deadline and according to the procedures set forth below. To object, you must send a letter saying that you object to the proposed settlement in William W. Wood v. Foster Wheeler AG, et al., Cause No. 2014-11323, and the reasons why you object. Be sure to include your name, address, telephone number, your signature, and proof of the number of shares of Foster Wheeler you held at any time between February 13, 2014, through and including the effective date of the consummation of the Acquisition. Your objection must contain a written statement of all of your reasons for objecting, and all documents that you want the Court to consider in ruling upon your objection. Hand deliver any objection by November 6, 2014, or mail to the following places such that it is postmarked by November 6, 2014:

  Court

  Office of the Clerk
  District Court of Harris County, Texas, 11th Judicial District
  Harris County Civil Courthouse
  201 Caroline
  Houston, TX 77002

  Counsel for Plaintiffs

  David T. Wissbroecker
  ROBBINS GELLER RUDMAN
        & DOWD LLP
  655 West Broadway, Suite 1900
  San Diego, CA 92101

  Counsel for Defendants Foster Wheeler AG and the Individual Defendants

  Michael Lacovara
  FRESHFIELDS BRUCKHAUS
        DERINGER US LLP
  601 Lexington Avenue, 31st Floor
  New York, NY 10022

  Counsel for Defendant AMEC plc

  Paul Hessler
  LINKLATERS LLP
  1345 Avenue of the Americas
  New York, NY 10105

        Objectors are not required to attend the fairness hearing, but any objector who wishes to be heard orally at the fairness hearing must indicate in his written objection that he intends to appear at the fairness hearing and must include in the written objection copies of any exhibits the objector intends to display or introduce into evidence at the fairness hearing.

        You cannot object to the settlement or Plaintiffs' Counsel's request for attorneys' fees and expenses if you choose to exclude yourself from the Class pursuant to the procedures set forth in Question 11 above.

THE FAIRNESS HEARING

        The Court will hold a hearing to decide whether to approve the settlement. You may attend and you may ask to speak, but you don't have to.

  13.    When and Where Will the Court Decide Whether to Approve the Settlement?

        The Court will hold a fairness hearing at 1:30 P.M., on November 20, 2014, at the District Court of Harris County, Texas, 11th Judicial District, at Harris County Civil Courthouse, 201 Caroline, Houston, Texas 77002. At this hearing the Court will consider (a) whether the Court should finally certify the Class for settlement purposes, (b) whether the settlement is fair, reasonable, and adequate to the Class, (c) whether a Final Judgment and Order of Dismissal with Prejudice should be entered and the Settled Claims dismissed with prejudice, (d) an appropriate award of attorneys' fees and expenses to be awarded to Plaintiffs' Counsel, and (e) any other matters that the Court may deem appropriate. If there are objections, the Court will consider them. The Court will listen to people who have asked to speak at the hearing. The Court may decide these issues at the hearing or take them under consideration. We do not know how long the Court's decision will take. The Court has reserved the right to adjourn or continue the fairness hearing without further notice to you.

  14.    Do I Have to Come to the Hearing?

        No. Plaintiffs' Counsel will answer questions the Court may have, but, you are welcome to come at your own expense. If you send an objection, you do not have to come to Court for the Court to consider the objection. As long as you submitted your written objection on time, the Court will consider it. You may also pay your own lawyer to attend, but it is not necessary.

THE FINAL JUDGMENT OF THE COURT

  15.    What Does It Mean if the Court Enters Its Final Judgment?

        If the Court determines that the settlement, as provided for in the Stipulation, is fair, reasonable, adequate, and in the best interests of the Class, the parties to the Action will ask the Court to enter a Final Judgment, which will, among other things:

  •
  approve the settlement as fair, reasonable, adequate, and in the best interests of the Class and direct consummation of the settlement in accordance with its terms and conditions;

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  finally certify the Class for purposes of the settlement pursuant to Rule 42 of the Texas Rules of Civil Procedure;

  •
  dismiss with prejudice Plaintiffs' claims and those of the members of the Class against the Defendants;

  •
  permanently bar and enjoin the members of the Class from instituting, commencing, prosecuting, participating in or continuing any action or other proceeding in any court or tribunal of this or any other jurisdiction, either directly, representatively, derivatively or in any other capacity, asserting any claims that are, arise out of, or in any way relate to, the Settled Claims as defined above;

  •
  determine an appropriate award of attorneys' fees and expenses to be awarded to Plaintiffs' Counsel; and

  •
  retain jurisdiction over all matters relating to the administration and consummation of the settlement provided for therein.

        In the event the settlement is not approved, or such approval does not become final, then the settlement shall be of no further force and effect and each party then shall be returned to his, her or its respective position prior to the settlement without prejudice and as if the settlement had not been entered into.

 GETTING MORE INFORMATION

  16.    Are There More Details About the Settlement?

        This Notice summarizes the proposed settlement. This summary is qualified by, and subject to, the detailed terms of the Stipulation together with its Exhibits entered into on October 1, 2014. You can get a copy of the Stipulation during business hours at the Office of the Clerk, District Court of Harris County, Texas, 11th Judicial District, Harris County Civil Courthouse, 201 Caroline, Houston, Texas 77002; or by writing to Rick Nelson, c/o Shareholder Relations, Robbins Geller Rudman & Dowd LLP, 655 West Broadway, Suite 1900, San Diego, CA 92101.

  17.    How Do I Get More Information?

        You can call 800/449-4900 or write to Rick Nelson, c/o Shareholder Relations, Robbins Geller Rudman & Dowd LLP, 655 West Broadway, Suite 1900, San Diego, CA 92101.

SPECIAL NOTICE TO BANKS, BROKERS, AND OTHER NOMINEES

        If you held any Foster Wheeler shares on any date from February 13, 2014, through and including the effective date of the consummation of the Acquisition, as nominee for a beneficial owner, then, within ten (10) calendar days after you receive this Notice, you must either: (1) send a copy of this Notice by First-Class Mail to all such persons or entities; or (2) provide a list of the names and addresses of such persons or entities to the Notice Administrator:

  Foster Wheeler Shareholder Litigation

  Notice Administrator
  c/o Gilardi & Co. LLC
  P.O. Box 990
  Corte Madera, CA 94976-0990

        If you choose to mail the Notice yourself, you may obtain from the Notice Administrator (without cost to you) as many additional copies of these documents as you will need to complete the mailing.

DO NOT TELEPHONE THE COURT REGARDING THIS NOTICE

DATED:	October 2, 2014	BY ORDER OF THE COURT DISTRICT COURT OF HARRIS COUNTY, TEXAS 11TH JUDICIAL DISTRICT

QuickLinks

  Exhibit 99.(a)(24)
YOUR LEGAL RIGHTS AND OPTIONS IN THIS SETTLEMENT
BASIC INFORMATION
THE SETTLEMENT BENEFITS
THE LAWYERS REPRESENTING YOU
EXCLUDING YOURSELF FROM THE LAWSUIT AND THE SETTLEMENT
OBJECTING TO THE SETTLEMENT
THE FAIRNESS HEARING
THE FINAL JUDGMENT OF THE COURT
GETTING MORE INFORMATION
SPECIAL NOTICE TO BANKS, BROKERS, AND OTHER NOMINEES
DO NOT TELEPHONE THE COURT REGARDING THIS NOTICE